UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2015

CADENCE DESIGN SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 943-1234

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Charlie Huang, Executive Vice President, Research and Development, of Cadence Design Systems, Inc. (“Cadence”) is leaving Cadence to pursue other opportunities and entered into an Executive Transition and Release Agreement with Cadence on October 28, 2015 regarding the terms of his transition (the “Agreement”). Pursuant to terms and conditions set forth in the Agreement, Mr. Huang will continue in his current executive position through November 20, 2015 and Mr. Huang will remain with Cadence as a non-executive employee thereafter through February 28, 2017 to assist with transitional matters relating to his function unless his employment is terminated earlier by Mr. Huang or by Cadence in the event of a material breach of the Agreement (the “Transition Period”).

In consideration of Mr. Huang’s services during the Transition Period and subject to Mr. Huang’s execution and non-revocation of the Agreement, the following equity awards held by Mr. Huang will immediately vest and become exercisable in full: (i) Mr. Huang’s unvested equity awards (including stock options, restricted stock and restricted stock units) that are not intended to be performance-based compensation within the meaning of Section 162(m) of Internal Revenue Code of 1986, as amended (the “Code”), that are outstanding and held by Mr. Huang on November 20, 2015 and that would have vested in accordance with their terms on or before February 28, 2017 had Mr. Huang continued to serve as an executive of Cadence and (ii) Mr. Huang’s unvested equity awards (including stock options, restricted stock and restricted stock units) that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code that are outstanding and held by Mr. Huang on November 20, 2015 and for which the performance conditions have been met and that would have vested in accordance with their terms on or before February 28, 2017 had Mr. Huang continued to serve as an executive of Cadence.

As noted above, in connection with Mr. Huang’s transition, Mr. Huang entered into the Agreement which is consistent with the terms of the form of the Executive Transition and Release Agreement that was included as an exhibit to Mr. Huang’s Employment Agreement, effective July 29, 2008 and filed with the U.S. Securities and Exchange Commission on March 2, 2009 (the “Employment Agreement”), but with the following changes to such form:

•	The duration of Mr. Huang’s transition is through February 28, 2017, unless his employment is terminated earlier by Mr. Huang or by Cadence in the event of a material breach of the Agreement.

•	Mr. Huang may be employed or engaged as an employee, partner, managing director or independent contractor in a private equity, venture capital or private debt firm (a “Firm”) that makes investments in entities that engage, directly or indirectly, in the “Cadence Business” (as defined in the Agreement), and make investments in a private debt or equity investment fund (a “Fund”) that invests in entities that engage, directly or indirectly, in the Cadence Business; provided that (i) such Firm or Fund owns, directly or indirectly, not more than ten percent (10%) of any competitor, (ii) such Firm or Fund does not have a significant focus on investing in competitors, and (iii) Mr. Huang does not serve on the board of directors, advisory board or similar body of or related to a competitor.

•	Adjustments to reflect changes to Mr. Huang’s base salary and bonus targets that were previously made since his Employment Agreement was initially executed.

This description is only a summary of the changes made to Mr. Huang’s form of Executive Transition and Release Agreement and is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.01, and the Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.01	Executive Transition and Release Agreement, dated October 28, 2015, between Cadence Design Systems, Inc. and Charlie Huang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2015

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.01	Executive Transition and Release Agreement, dated October 28, 2015, between Cadence Design Systems, Inc. and Charlie Huang.